EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO:           Seawright Holdings, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this FORM SB-2 Registration Statement, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 14, 2007 relating to the consolidated financial statements of Seawright Holdings, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RBSM, LLP
     RBSM, LLP

McLean, Virginia
September 4, 2007